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                          STOCK SUBSCRIPTION AGREEMENT

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                                 By and Between

                                  HEMASURE INC.

                                       and

                             COBE LABORATORIES, INC.

                                Dated May 3, 1999


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                                TABLE OF CONTENTS

Section                                                                     Page

                                    ARTICLE I

                                   DEFINITIONS

1.01.  Certain Defined Terms...................................................1
1.02.  Other Definitions.......................................................4
1.03.  Terms Generally.........................................................5

                                   ARTICLE II

                              SUBSCRIPTION AND SALE

2.01.  Subscription and Sale of the Shares.....................................6
2.02.  Firm Share Purchase Price...............................................6
2.03.  First Closing...........................................................6
2.04.  The Option; Option Purchase Price.......................................6
2.05.  The Option Closing......................................................7
2.06.  Closing Deliveries by the Company.......................................7
2.07.  Closing Deliveries by the Purchaser.....................................8
2.08.  Other First Closing Deliveries..........................................9

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01.  Organization, Authority and Qualification of the Company;
         Subsidiaries..........................................................9
3.02.  Capital Stock of the Company; Ownership of the Shares..................10
3.03.  No Conflict............................................................10
3.04.  Governmental Consents and Approvals....................................11
3.05.  SEC Filings; Financial Statements......................................11
3.06.  No Undisclosed Liabilities.............................................11
3.07.  Conduct of the Business................................................12
3.08.  Litigation.............................................................12
3.09.  Compliance with Laws...................................................12
3.10.  Material Contracts.....................................................12
3.11.  Intellectual Property..................................................13
3.12.  Year 2000 Compliance...................................................14
3.13.  Title to Properties; Absence of Encumbrances...........................14
3.14.  Employee Benefit Matters; Labor Matters................................14
3.15.  Brokers................................................................15



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Section                                                                     Page

3.16.  Limitations on Representations and Warranties..........................15
3.17.  Disclosure Schedule....................................................16

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01.  Organization and Authority of the Purchaser............................16
4.02.  No Conflict............................................................16
4.03.  Governmental Consents and Approvals....................................17
4.04.  Investment Purpose.....................................................17
4.05.  Status of Shares; Limitations on Transfer and Other Restrictions.......17
4.06.  Sophistication and Financial Condition of Purchaser....................17
4.07.  Year 2000 Compliance...................................................17

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.01.  Actions Regarding Market...............................................18
5.02.  Confidentiality........................................................18
5.03.  Public Announcements...................................................18
5.04.  Capital Increase.......................................................18
5.05.  Further Action.........................................................19

                                   ARTICLE VI

                                 INDEMNIFICATION

6.01.  Survival of Representations and Warranties.............................19
6.02.  Indemnification........................................................19
6.03.  Limits on Indemnification..............................................21

                                   ARTICLE VII

                               GENERAL PROVISIONS

7.01.  Waiver.................................................................21
7.02.  Expenses...............................................................22
7.03.  Notices................................................................22
7.04.  Headings...............................................................23
7.05.  Severability...........................................................23
7.06.  Entire Agreement.......................................................23



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Section                                                                     Page

7.07.  Assignment.............................................................24
7.08.  No Third Party Beneficiaries...........................................24
7.09.  Amendment..............................................................24
7.10.  Governing Law..........................................................24
7.11.  Arbitration............................................................24
7.12.  Counterparts...........................................................25
7.13.  Specific Performance...................................................25


                                    EXHIBITS

2.06(d)           FORM OF OPINION OF THE COMPANY'S COUNSEL
2.07(c)(i)        FORM OF OPINION OF INTERNAL COUNSEL OF THE PURCHASER
2.07(c)(ii)       FORM OF OPINION OF THE PURCHASER'S OUTSIDE COUNSEL



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


                  STOCK SUBSCRIPTION AGREEMENT, dated May 3, 1999, by and between HEMASURE INC., a Delaware corporation (the "Company"), and COBE LABORATORIES, INC., a Colorado corporation (the "Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, the Company wishes to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, up to $12,000,000 of common stock, par value $.01 per share, of the Company ("Common Stock"), upon the terms and subject to the conditions set forth herein. All shares of Common Stock which may be purchased pursuant to this Agreement are collectively referred to as the "Shares"; and

                  WHEREAS, simultaneously with the execution of this Agreement, the parties hereto are executing the Stockholder's Agreement (as defined below) and the Distribution Agreement (as defined below);

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "Agreement" or "this Agreement" means this Stock Subscription Agreement, dated May 3, 1999, by and between the Company and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 7.09.

                  "Alliance Agreements" means this Agreement, the Stockholder's Agreement and the Distribution Agreement.

                  "Business" means the business of the development and manufacture of leukoreduction products.




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                                        2

                  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

                  "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

                  "Company Systems" shall mean all computer, hardware, software, systems and equipment (including embedded microcontrollers in noncomputer equipment) embedded within or required to operate the current products of the Company (i.e., currently distributed, currently supported or subject to valid agreements requiring the Company to provide support, maintenance, enhancement or bug fixes), and/or material to or necessary for the Company to carry on the Business as currently conducted.

                  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "Disclosure Schedule" means the Disclosure Schedule delivered in connection with this Agreement, dated as of the date hereof, and incorporated herein by reference.

                  "Distribution Agreement" means the Amended and Restated Distribution Agreement, dated the date hereof, between the Company and the Purchaser.

                  "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, but excluding Permitted Encumbrances.

                  "Governmental Authority" means any United States federal, state, local, supranational or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "Intellectual Property" means (i) United States, international and foreign patents, patent applications and statutory invention registrations,
(ii) trademarks, service marks, trade dress, logos, and other source identifiers, including registrations and applications for registration




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                                        3

thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how and (v) material computer software developed by or on behalf of the Company, or manufactured, distributed, sold, licensed or marketed by the Company.

                  "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

                  "Leased Real Property" means the real property leased by the Company, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                  "Material Adverse Effect" means any circumstance, change in, or effect on the Business, the Company or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, the Company or any Subsidiary is, or would be reasonably expected to be, materially adverse to the Business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole.

                  "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of the amount accrued therefor on the Company Balance Sheet; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $25,000 in the case of a single property or $100,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.




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                                        4

                  "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

                  "Purchase Price Bank Account" means a bank account in the United States to be designated by the Company in a written notice to the Purchaser at least five Business Days before each Closing.

                  "Purchaser Systems" shall mean all computer, hardware, software, systems and equipment (including embedded microcontrollers in noncomputer equipment) embedded within or required to operate the current products of the Purchaser (i.e., currently distributed, currently supported or subject to valid agreements requiring the Purchaser to provide support, maintenance, enhancement or bug fixes), and/or material to or necessary for the Purchaser to carry on its business as currently conducted.

                  "SEC" means the United States Securities and Exchange Commission.

                  "Stockholder's Agreement" means the Stockholder's Agreement, dated the date hereof, by and between the Company and the Purchaser.

                  "Subsidiaries" means HemaPharm Inc., a Delaware corporation, HemaSure A/S, a company organized under the laws of the Kingdom of Denmark, and HemaSure A/B, a company organized under the laws of the Kingdom of Sweden.

                  "Vendors" means any and all vendors who are unaffiliated with the Company or the Purchaser, as the case may be, who supply raw materials, components, spare parts, supplies, goods, merchandise or services to the Company or the Purchaser, as the case may be.

                  "Year 2000 Compliant" means that the Company Systems or Purchaser Systems, as the case may be, provide uninterrupted millennium functionality in that the Company Systems or Purchaser Systems, as the case may be, will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as the Company Systems or Purchaser Systems, as the case may be, record, store, process and present calendar dates falling on or before December 31, 1999.

                  SECTION 1.02. Other Definitions. The meanings of the following terms can be found in the Sections of this Agreement indicated below:

      Term                                                 Section

      Capital Increase.....................................Section 2.04(b)
      Closing..............................................Section 2.05
      Closing Date.........................................Section 2.05




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                                        5

      COBE.................................................Section 3.01(a)
      Common Stock.........................................Recitals
      Company..............................................Preamble
      Company Balance Sheet................................Section 3.05(b)
      Company Benefit Plans................................Section 3.14
      Company Loss.........................................Section 6.02(b)
      Company SEC Reports..................................Section 3.05(a)
      Confidentiality Agreement............................Section 5.02
      ERISA................................................Section 3.14(a)
      Exchange Act.........................................Section 3.04
      Exercise Date........................................Section 2.04(a)
      FDA..................................................Section 3.09(a)
      Firm Shares..........................................Section 2.01
      First Closing........................................Section 2.03
      First Closing Date...................................Section 2.03
      First Purchase Price.................................Section 2.02
      Indemnified Party....................................Section 6.02(c)
      Indemnifying Party...................................Section 6.02(c)
      IRS..................................................Section 3.14(d)
      Licensed Intellectual Property.......................Section 3.11(a)
      Loss.................................................Section 6.02(b)
      Material Contracts...................................Section 3.10(a)
      Multiemployer Plan...................................Section 3.14(b)
      Multiple Employer Plan...............................Section 3.14(b)
      Option...............................................Section 2.04(a)
      Option Closing.......................................Section 2.05
      Option Closing Date..................................Section 2.05
      Option Purchase Price................................Section 2.04(a)
      Option Shares........................................Section 2.04(a)
      Owned Intellectual Property..........................Section 3.11(a)
      Per Share Option Purchase Price......................Section 2.04(a)
      Preferred Stock......................................Section 3.02
      Purchase Price.......................................Section 2.04(a)
      Purchaser............................................Preamble
      Purchaser Loss.......................................Section 6.02(a)
      Regulated Products...................................Section 3.09(a)
      Securities Act.......................................Section 3.05(a)
      Sepracor.............................................Section 2.08
      Shares...............................................Recitals
      Third Party Claims...................................Section 6.02(c)

                  SECTION 1.03. Terms Generally. References in this Agreement to articles, sections, paragraphs, clauses, schedules and exhibits are to articles, sections, paragraphs, clauses,




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                                        6

schedules and exhibits in or to this Agreement unless otherwise indicated. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Any term defined by reference to any agreement, instrument or document has the meaning assigned to it whether or not such agreement, instrument or document is in effect. The words "include", "includes" and "including" are deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, any agreement, instrument or other document defined or referred to herein refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time. Unless the context otherwise requires, references herein to any Person include its successors and assigns. The words "shall" and "will" have the same meaning and effect.

                                   ARTICLE II

                              SUBSCRIPTION AND SALE

                  SECTION 2.01. Subscription and Sale of the Shares. On the date hereof, the Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company, 4,500,000 shares of Common Stock (the "Firm Shares").

                  SECTION 2.02. Firm Share Purchase Price. The aggregate purchase price to be paid by the Purchaser to the Company for the Firm Shares is $9,000,000, payable at the First Closing (as defined below) by wire transfer in immediately available funds (the "First Purchase Price").

                  SECTION 2.03. First Closing. The subscription and purchase of the Firm Shares contemplated by this Agreement is taking place at a closing (the "First Closing") being held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York on the date hereof ("First Closing Date").

                  SECTION 2.04. The Option; Option Purchase Price. (a) Subject to Section 2.04(b) below, the Company hereby grants to the Purchaser the right and option (the "Option") to purchase, at the election of the Purchaser, $3,000,000 (the "Option Purchase Price") in aggregate value of Common Stock ("Option Shares") for a price per share equal to the Per Share Option Purchase Price. The Option may be exercised by the Purchaser on one occasion at any time during the period commencing 90 days after the First Closing and expiring on the first year anniversary date of the First Closing, and the Option must be exercised in its entirety, if at all. The "Per Share Option Purchase Price" shall be equal to the average closing price of each share of the Common Stock as quoted on the OTC bulletin board during the 30 trading days immediately prior to the date (the "Exercise Date") the Purchaser shall provide irrevocable written notice to the Company of its intent and agreement to exercise the Option, which notice shall include the Purchaser's calculation of the number of Option Shares the Purchaser elects to purchase and the Purchaser's calculation of the Per Share Option Purchase Price. The Option Purchase Price shall




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                                        7

be payable at the Option Closing (as defined below), if any, by wire transfer in immediately available funds. Each of the First Purchase Price and the Option Purchase Price is individually referred to as a "Purchase Price." For so long as the Option shall remain unexercised without the exercise period of the Option having expired, the Company shall reserve from time to time, as is reasonably practicable, such number of shares of its authorized but unissued Common Stock as shall enable the Company to issue Option Shares to the Purchaser.

                  (b) Notwithstanding anything herein to the contrary, the Option shall not be deemed granted, nor may it be exercised, until such time as the stockholders of the Company duly approve an amendment to the certificate of incorporation of the Company increasing the number of authorized shares of Common Stock from 20,000,000 shares to 35,000,000 shares (the "Capital Increase"), and such amended certificate of incorporation is filed with the Secretary of State of Delaware.

                  SECTION 2.05. The Option Closing. The purchase of the Option Shares pursuant to the Option shall take place at a closing (the "Option Closing" and each of the First Closing and the Option Closing is referred to individually as a "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the tenth Business Day after the Exercise Date or at such other place or at such other time or on such other date as the Company and the Purchaser may mutually agree upon in writing (the day on which the Option Closing takes place being the "Option Closing Date" and each of the First Closing Date and the Option Closing Date being referred to individually as a "Closing Date").

                  SECTION 2.06. Closing Deliveries by the Company. At each Closing, the Company shall deliver or cause to be delivered to the Purchaser:

                  (a) a newly issued stock certificate, issued to the Purchaser and evidencing the Shares being purchased at such Closing;

                  (b) a receipt for the applicable Purchase Price;

                  (c) for the First Closing only, a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the board of directors of the Company evidencing (i) its authorization of the execution and delivery of the Alliance Agreements and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Firm Shares and the Option Shares (upon exercise of the Option),
         (ii) the expansion of the board of directors of the Company from five to seven directors and the election of the individuals designated by the Purchaser in writing to the board of directors (which designees shall be to the reasonable satisfaction of the Company), each to serve until the next annual meeting of the Company's stockholders and (iii) the appointment of at least one of the Purchaser's designees to each committee of the board of directors;




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                                        8

                  (d) from Battle Fowler LLP, a legal opinion, addressed to the Purchaser and dated such Closing Date, substantially in the form of
         Exhibit 2.06(d) (except that with respect to the Option Closing Battle Fowler LLP will only be required to deliver the opinion in Paragraph 6 of Exhibit 2.06(b));

                  (e) for the First Closing only, a copy of (i) the certificate of incorporation, as amended, of the Company, certified by the Secretary of State of Delaware, as of a date not earlier than five Business Days prior to the applicable Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of the Company, dated as of the applicable Closing Date, stating that no amendments have been made to such certificate of incorporation since such date, and (ii) the by-laws of the Company, certified by the Secretary or Assistant Secretary of the Company;

                  (f) for the First Closing only, good standing certificates for the Company from the Secretary of State of Delaware dated as of a date not earlier than five Business Days prior to such Closing Date; and

                  (g) for the First Closing only, a certificate of the registrar and transfer agent of the Company, certifying the number of outstanding shares of Common Stock of the Company as of a date not more than two Business Days prior to such Closing Date.

                  SECTION 2.07. Closing Deliveries by the Purchaser. At each Closing, the Purchaser shall deliver to the Company:

                  (a) the applicable Purchase Price to the Purchase Price Bank Account;

                  (b) a receipt acknowledging delivery of the stock certificate specified in Section 2.06(a);

                  (c) for the First Closing only, a legal opinion addressed to the Company and dated such Closing Date from (i) internal counsel for the Purchaser, substantially in the form of Exhibit 2.07(c)(i) hereto, and (ii) Shearman & Sterling, as outside counsel to the Purchaser, substantially in the form of Exhibit 2.07(c)(ii) hereto;

                  (d) for the First Closing only, a true and complete copy, certified by the Secretary or Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the board of directors of the Purchaser evidencing its authorization of the execution and delivery of the Alliance Agreements and the consummation of the transactions contemplated hereby and thereby;

                  (e) for the First Closing only, a copy of (i) the certificate of incorporation, as amended, of the Purchaser, certified by the Secretary of State of Colorado, as of a date not earlier than five Business Days prior to the applicable Closing Date and accompanied




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                                        9

         by a certificate of the Secretary or Assistant Secretary of the Purchaser, dated as of the applicable Closing Date, stating that no amendments have been made to such certificate of incorporation since such date, and (ii) the by-laws of the Purchaser, certified by the Secretary or Assistant Secretary of the Purchaser; and

                  (f) for the First Closing only, a good standing certificate for the Purchaser from the Secretary of State of Colorado as of a date not earlier than five Business Days prior to such Closing Date.

                  SECTION 2.08. Other First Closing Deliveries. At the First Closing, the Company shall cause to be delivered to the Purchaser a side letter agreement from Sepracor, Inc., a Delaware company ("Sepracor"), addressed to the Company to the effect that Sepracor will vote its shares of Common Stock beneficially owned by it in favor of the Capital Increase.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to the Purchaser to enter into this Agreement, the Company hereby represents and warrants to the Purchaser as follows:

                  SECTION 3.01. Organization, Authority and Qualification of the Company; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Company has all necessary corporate power and authority to enter into each of this Agreement and the other Alliance Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business makes such qualification necessary, except to the extent that the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement and the other Alliance Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company other than, with respect to the Capital Increase, the approval of the Capital Increase by the stockholders of the Company and the filing with the Secretary of State of Delaware of an amended certificate of incorporation of the Company relating to the Capital Increase. Each of the Alliance Agreements has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser and COBE BCT, Inc. ("COBE"), as the case may be) each of the Alliance Agreements constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general




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                                       10

principals of equity. The Company is not in violation of any of the provisions of its certificate of incorporation or by-laws.

                  (b) The Subsidiaries are the only Persons in which the Company beneficially owns a 10% or greater equity interest (directly or indirectly), except as disclosed in Section 3.01(b) of the Disclosure Schedule, no Subsidiary has any material assets, Liabilities or business activities, and no Subsidiary, currently or at any time in the past, has owned or leased any real property.

                  SECTION 3.02. Capital Stock of the Company; Ownership of the Shares. As of the date hereof and without giving effect to the consummation of the transactions contemplated hereby, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 1,000 shares of preferred stock, par value $.01 per share, of the Company ("Preferred Stock"). As of the date hereof, (a) (i) 10,421,071 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Common Stock are held in the treasury of the Company, and (iii) 6,788,028 shares of Common Stock are reserved for issuance pursuant to the exercise of any rights to purchase, or options, warrants or other securities convertible into or exchangeable for, Common Stock, including the Option (assuming a $2.00 Per Share Option Purchase Price), (b) no shares of Preferred Stock have been issued and are outstanding and (c) 219,860 shares of Common Stock are authorized for issuance pursuant to the Company Benefit Plans. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. Except for the Company Benefit Plans and the warrants described above, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other equity interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Upon consummation of the First Closing as contemplated hereby, including receipt by the Company of the First Purchase Price, the Firm Shares owned by Purchaser will be fully paid and nonassessable. Upon consummation of the Option Closing as contemplated hereby, including receipt by the Company of the Option Purchase Price, the Option Shares owned by the Purchaser will be fully paid and nonassessable.

                  SECTION 3.03. No Conflict. The execution, delivery and performance of the Alliance Agreements by the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws of the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Company or any of its assets, properties or businesses, including, without limitation, the Business, or (c) except as disclosed in
Section 3.03 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, obligation or arrangement to which the Company is a party or by which any of its assets or properties is bound or affected, except, with respect to clauses (b) and (c), as would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.04. Governmental Consents and Approvals. The execution, delivery and performance of the Alliance Agreements by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except for the applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and except as disclosed in Section 3.04 of the Disclosure Schedule.

                  SECTION 3.05. SEC Filings; Financial Statements. (a) Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 (collectively, the "Company SEC Reports"). As of the respective dates on which they were filed, (i) the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), and the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC), and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that could not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect). The balance sheet of the Company contained in the Company SEC Reports as of December 31, 1998 is hereinafter referred to as the "Company Balance Sheet."

                  (c) The Company has no current intention of filing with the SEC any amendments or modifications on Exchange Act Form 10K-A and is not currently obligated to file any report on Exchange Act Form 8-K (except as may be required with respect to the transactions contemplated hereby), pursuant to the Securities Act or the Exchange Act.

                  SECTION 3.06. No Undisclosed Liabilities. There are no Liabilities of the Company which would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with generally accepted accounting principles, other than Liabilities (i) reflected or reserved against on the Company Balance Sheet, (ii) disclosed in Section 3.06 of the Disclosure Schedule or (iii) incurred since the date of the Company Balance Sheet in the ordinary course of the business, consistent with the past practices, of the Company and which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  SECTION 3.07. Conduct of the Business. Since December 31, 1998, except as contemplated by, or disclosed pursuant to, this Agreement or disclosed in any SEC Report filed after December 31, 1998, the Company has conducted the Business only in the ordinary course and in a manner consistent with past practices.

                  SECTION 3.08. Litigation. Except as disclosed in Section 3.08 of the Disclosure Schedule or as disclosed in the SEC Reports filed prior to the date of this Agreement, there are no Actions by or against the Company or any Affiliate thereof (and relating to the Business or the Company), or affecting any of the assets of the Company, pending before any Governmental Authority or, to the knowledge of the Company threatened to be brought by or before any Governmental Authority. Except as disclosed in Section 3.08 of the Disclosure Schedule, neither the Company nor any of the assets of the Company is subject to any Governmental Order (nor, to the knowledge of the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 3.09. Compliance with Laws. Except as disclosed in
Section 3.09 of the Disclosure Schedule, the Company is not in default or violation of any Law or Governmental Order (including, but not limited to, those of the Food and Drug Administration (the "FDA") or any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. The Company has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any Governmental Authority with jurisdiction over the manufacture, use or sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information and applications or the failure to have such licenses and approvals in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.10. Material Contracts. (a) Except as set forth in
Section 3.10(a) of the Disclosure Schedule, other than as filed as Exhibits to the SEC Reports, there are no contracts, agreements, leases, licenses or commitments to which the Company is a party that are material to the Company ("Material Contracts").

                  (b) Except as disclosed in Section 3.10(b) of the Disclosure Schedule, each Material Contract is valid and binding on the Company and is in full force and effect. The Company is not in material breach of, or default under, any Material Contract.

                  (c) Except as disclosed in Section 3.10(c) of the Disclosure Schedule, to the knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder.

                  SECTION 3.11. Intellectual Property. (a) Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all (i) material patents and patent applications and other material Intellectual Property, in each case owned by the Company ("Owned Intellectual Property"), and (ii) licenses of Intellectual Property to the Company or by the Company to a third party, in each case that are material to the Business ("Licensed Intellectual Property"), other than (A) any end-user operating system obtained with the purchase or license of equipment and (B) any end-user application software, in each case, that is commonly available.

                  (b) The Company is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of Owned Intellectual Property.

                  (c) The Owned Intellectual Property of the Company is subsisting and has not been adjudged invalid or unenforceable in whole or part.

                  (d) Except as disclosed in Section 3.11(d) of the Disclosure Schedule, no claims have been asserted, or are pending or, to the knowledge of the Company, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by or products manufactured or sold by the Company or that the use of Owned Intellectual Property or Licensed Intellectual Property in the ordinary course of business of the Company infringes upon or misappropriates any Intellectual Property right of any third party or (iii) alleging that any Intellectual Property licensed pursuant to the Licensed Intellectual Property infringes upon any Intellectual Property right of any third party or is being licensed or sublicensed in conflict with the terms of any license or other agreement.

                  (e) Except as disclosed in Section 3.11(e) of the Disclosure Schedule, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property, except to the customers of the Company pursuant to written license agreements entered into in the ordinary course of business.

                  (f) To the knowledge of the Company (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company by any person, (ii) neither the Company nor any employee, independent contractor or agent of the Company has misappropriated any trade secrets or software of any other person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment-of-invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

                  SECTION 3.12. Year 2000 Compliance. The Company has (i) undertaken an assessment of those Company Systems that could be adversely affected by a failure to be Year 2000 Compliant and (ii) developed a plan and time line for rendering such Company Systems Year 2000 Compliant. The Company has made available for review to the Purchaser copies of all material documents related to such assessment and plan implementation efforts, including communications to and from customers and material Vendors and suppliers and all plans, time lines and cost estimates for rendering the Company Systems Year 2000 Compliant. Based on such review and assessment, all Company Systems are Year 2000 Compliant or will be Year 2000 Compliant as required to avoid having a Material Adverse Effect.

                  SECTION 3.13. Title to Properties; Absence of Encumbrances.
(a) Other than the leaseholds created under the Leased Real Property identified in Section 3.13(a) of the Disclosure Schedule, the Company has no ownership or leasehold interest in any real property.

                  (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets, real, personal and mixed, used or held for use in, or which are necessary to conduct, the Business as currently conducted, free and clear of any Encumbrances except for Permitted Encumbrances.

                  SECTION 3.14. Employee Benefit Matters; Labor Matters. (a) For purposes of this Agreement, "Company Benefit Plans" means (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company, (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or was to be terminated, (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA and (iv) any contracts or arrangements between the Company or any of its Affiliates and any employee of the Company including, without limitation, any contracts or arrangements relating to a sale of the Company.

                  (b) Except for the Company Benefit Plans listed in the Disclosure Schedule, none of the Company Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement and the other Alliance Agreements.

                  (c) Each Company Benefit Plan is now and always has been operated in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect. The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Benefit Plan, except where such failure to perform obligations, default or violation would not, individually or in the aggregate, have a Material Adverse Effect. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any material action, claim or proceeding.

                  (d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS") and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt.

                  (e) The Company has not incurred any Liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any Liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such Liability.

                  SECTION 3.15. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                  SECTION 3.16. Limitations on Representations and Warranties. Except for the representations and warranties expressly contained in this Agreement and the other Alliance Agreements, neither the Company nor any other person or entity makes any representation or warranty to the Purchaser, express or implied, and the Company hereby disclaims any such representation or warranty, whether by the Company or any of its agents, brokers or representatives or any other person or entity, notwithstanding the delivery or disclosure to the Purchaser or any of its officers, directors, employees, agents or representatives or any other person or entity of any document or other information by the Company or any of its agents, brokers or representatives or any other person or entity. In addition, if, to the Purchaser's actual knowledge, any of the representations and warranties set forth in this Agreement are not true as of any Closing, and the Purchaser elects nonetheless to close, the Purchase shall be deemed to have waived any claim for breach of such representation and warranty.

                  SECTION 3.17. Disclosure Schedule. Any event, fact or circumstance described in any section of the Disclosure Schedule shall be deemed a disclosure for purposes of all other portions of the Disclosure Schedule, provided the relevance of the disclosure to such other portions can be reasonably discerned from the applicable section of the Disclosure Schedule.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  As an inducement to the Company to enter into this Agreement, the Purchaser hereby represents and warrants to the Company as follows:

                  SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Purchaser has all necessary corporate power and authority to enter into this Agreement and the other Alliance Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Alliance Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement and the other Alliance Agreements have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company) constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principals of equity.

                  SECTION 4.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of the Alliance Agreements by the Purchaser does not and will not
(a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which, with respect to clauses
(b) and (c) above would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by the Alliance Agreements.

                  SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance of the Alliance Agreements by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

                  SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Shares for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

                  SECTION 4.05. Status of Shares; Limitations on Transfer and Other Restrictions. The Purchaser understands that the Shares have not been and will not be registered under the Securities Act or under any state securities laws (other than in accordance with the Stockholder's Agreement) and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and that the Shares have not been approved or disapproved by the SEC or by any other federal or state agency. The Purchaser further understands that such exemption depends in part upon, and such Shares are being sold in reliance on, the representations and warranties set forth in this Article IV. The Purchaser understands that (i) none of the Shares may be sold, transferred or assigned unless registered by the Company pursuant to the Securities Act and any applicable state securities laws, or unless an exemption therefrom is available, and, accordingly, it may not be possible for the Purchaser to liquidate its investment in the Shares, and it agrees not to sell, assign or otherwise transfer or dispose of any Shares unless such Shares have been so registered or an exemption from registration is available, and (ii) the Shares are subject to certain restrictions on transfer and voting, as set forth in the Stockholder's Agreement.

                  SECTION 4.06. Sophistication and Financial Condition of Purchaser. The Purchaser represents and warrants to the Company that it is an "Accredited Investor" as defined in Regulation D under the Securities Act and that it considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Shares. The Purchaser also represents it has not been organized for the sole purpose of acquiring the Shares. The Purchaser has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby.

                  SECTION 4.07. Year 2000 Compliance. The Purchaser has (i) undertaken an assessment of those Purchaser Systems that could be adversely affected by a failure to be Year

2000 Compliant and (ii) developed a plan and time line for rendering such Purchaser Systems Year 2000 Compliant. The Purchaser has made available for review to the Company copies of all material documents related to such assessment and plan implementation efforts, including communications to and from customers and material Vendors and suppliers and all plans, time lines and cost estimates for rendering the Purchaser Systems Year 2000 Compliant. Based on such review and assessment, all Purchaser Systems are Year 2000 Compliant or will be Year 2000 Compliant as required to avoid having a material adverse effect on the Purchaser's ability to perform any of its obligations under the Alliance Agreements.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. Actions Regarding Market. Prior to the exercise of the Option, the Company shall not take any action outside the ordinary course of business which would reasonably be expected to cause or result in stabilization or to influence the price of any security of the Company in connection with the sale of the Shares, except as may be approved by the board of directors of the Company.

                  SECTION 5.02. Confidentiality. Notwithstanding anything herein to the contrary, the Confidentiality Agreement dated November 12, 1997, as amended (the "Confidentiality Agreement"), between the Company and COBE shall remain in full force and effect in accordance with its terms.

                  SECTION 5.03. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the Purchaser and the Company. Thereafter, unless otherwise required by applicable Law, each of the Purchaser and the Company shall use commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any organized, pre-arranged or pre-scheduled public statements with respect to any of the Alliance Agreements or any of the other transactions hereby or thereby.

                  SECTION 5.04. Capital Increase. The Company shall use its best efforts and take all actions permitted by Law to (a) call and hold an annual meeting of the stockholders of the Company as expeditiously as possible for the purpose of voting upon the Capital Increase; (b) cause the board of directors of the Company to recommend, and not withdraw its recommendation, to the stockholders to vote in favor of the Capital Increase; and (c) upon any approval by the stockholders of the Company of the Capital Increase, expeditiously file an amended certificate of incorporation of the Company relating to the Capital Increase with the Secretary of State of Delaware.

                  SECTION 5.05. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of the Alliance Agreements and consummate and make effective the transactions contemplated by the Alliance Agreements.

                                   ARTICLE VI

                                 INDEMNIFICATION

                  SECTION 6.01. Survival of Representations and Warranties. The representations and warranties of the respective parties contained in this Agreement and all statements contained in this Agreement and the Disclosure Schedule shall survive until May 15, 2000. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by either party, then the relevant representations and warranties of the other party shall survive as to such claim, until such claim has been finally resolved.

                  SECTION 6.02. Indemnification. (a) The Purchaser, its Affiliates and its successors and assigns and the officers, directors, employees and agents of the Purchaser, its Affiliates and its successors and assigns shall be indemnified and held harmless by the Company for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Purchaser Loss"), arising out of or resulting from:

                  (i) the breach of any representation or warranty made by the Company contained in this Agreement; or

                  (ii) the breach of any covenant or agreement by the Company contained in this Agreement.

To the extent that the Company's undertakings set forth in this Section 6.02(a) may be unenforceable, the Company shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Purchaser Losses incurred by the Purchaser.

                  (b) The Company, its Affiliates and its successors and assigns and the officers, directors, employees and agents of the Company, its Affiliates and its successors and assigns shall be indemnified and held harmless by the Purchaser for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred by them

(including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Company Loss"; and each of a Company Loss and Purchaser Loss is hereinafter referred to as a "Loss" with respect to such party), arising out of or resulting from:

                  (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement; or

                  (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

To the extent that the Purchaser's undertakings set forth in this Section 6.02(b) may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Company Losses incurred by the Company.

                  (c) Whenever a claim shall arise for indemnification under this Article VI, the party entitled to indemnification (the "Indemnified Party") shall give notice to the other party (the "Indemnifying Party") of any matter that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement promptly, but in no event later than 30 days, except with respect to any claim exceeding, or potential Loss reasonably likely to exceed, $250,000, in which cases such notice shall not be later than 10 days, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Indemnifying Party under this
Article VI with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VI ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim following receipt by the Indemnified Party of such notice in the time frame provided above; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VI. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

                  SECTION 6.03. Limits on Indemnification. (a) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from the Company arising out of or resulting from the causes enumerated in Section 6.02(a) shall be (x) prior to the Option Closing, if any, $4,500,000 and (y) following the Option Closing, if any $6,000,000. Notwithstanding any provision of this Agreement, for the avoidance of doubt, the parties expressly acknowledge and agree that the indemnification provisions set forth in the Distribution Agreement are not affected in any way by this Agreement, including, without limitation, by any provision of this Article VI, and remain in full force and effect in accordance with the terms of the Distribution Agreement.

                  (b) Notwithstanding anything herein to the contrary, in no event shall the Company or the Purchaser indemnify hereunder the other from and against any facts or circumstances relating to their respective performance of any of their respective obligations under the Distribution Agreement or otherwise in respect of matters, directly or indirectly, relating to the Distribution Agreement.

                  (c) Notwithstanding anything to the contrary elsewhere in this Agreement, Losses shall not include, and no Indemnifying Party shall, in any event, be liable to any other party for, any consequential, punitive or special damages (including, but not limited to, damages for lost profits).

                                   ARTICLE VII

                               GENERAL PROVISIONS

                  SECTION 7.01. Waiver. The Company and the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                  SECTION 7.02. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  SECTION 7.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

                  (a)      if to the Company:

                           HemaSure Inc.
                           140 Locke Drive
                           Marlborough, MA  01752
                           Fax:  508-485-6045

                           Attention:  President and Chief Executive Officer

                           with a copy to:

                           Battle Fowler LLP
                           Park Avenue Tower
                           75 East 55th Street
                           New York, NY  10022-3205
                           Fax:  212-339-9150

                           Attention:  Luke P. Iovine, III, Esq.

                  (b)      if to the Purchaser:

                           COBE Laboratories, Inc.
                           1201 Oak Street
                           Lakewood, CO  80215-4498
                           Fax:  303-231-4151
                           Attention:  Edward C. Wood

                           with a copy to:

                           Legal Department
                           COBE Laboratories, Inc.
                           1201 Oak Street
                           Lakewood, CO 80215
                           Telecopier:  (303) 205-2519

                                    and

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY  10022
                           Telecopy:  212-848-7179

                           Attention:  Peter D. Lyons, Esq.
                                       and Kenneth A. Gerasimovich, Esq.

                  SECTION 7.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  SECTION 7.06. Entire Agreement. This Agreement and the other Alliance Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the Company and the Purchaser with respect to the subject matter hereof and thereof.

                  SECTION 7.07. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties; provided, however, neither party hereto shall assign or delegate any of the rights or obligations created under this Agreement without the prior written consent of the other party.

                  SECTION 7.08. No Third Party Beneficiaries. Except for the provisions of Article VI relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 7.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company and the Purchaser or (b) by a waiver in accordance with Section 7.01.

                  SECTION 7.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York, without regard to principles of conflict of law.

                  SECTION 7.11. Arbitration. (a) If a dispute arises from or relates to this Agreement or the breach thereof, whether of law or fact, of any nature whatsoever, and such dispute cannot be settled through direct discussions between the parties, the parties agree to endeavor first to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to litigation. Mediation shall take place in New York, New York. If the dispute cannot be resolved within 60 days of the initiation thereof by such party, any party may initiate arbitration in accordance with the provisions of Section 7.11(b) below.

                  (b) All disputes arising under this Agreement that cannot be amicably resolved under Section 7.11(a) above, shall be settled by binding arbitration. Judgment upon the award rendered may be entered in any court in the New York, New York metropolitan area. Each party agrees to the following arbitration procedures:

                  (i) Any party requesting arbitration shall serve a written demand for arbitration on another party. The demand shall set forth in reasonable detail a statement of the nature of the dispute, the amount involved and the remedies sought. No later than 20 calendar days after a demand for arbitration is served, the parties shall jointly select and appoint a retired judge of the Courts of the State of New York to act as the arbitrator. In the event that the parties do not agree on the selection of an arbitrator, the party seeking arbitration shall apply to the United States District Court for the Southern District of New York for appointment of a retired judge to serve as arbitrator.

                  (ii) No later than ten calendar days after appointment of an arbitrator, the parties shall jointly prepare and submit to the arbitrator a set of rules for the arbitration. In the event that the parties cannot agree on the rules for the arbitration, the arbitrator shall establish the rules. No later than ten calendar days after the arbitrator is appointed, such arbitrator shall arrange for a hearing to commence on a mutually convenient date. The hearing shall commence no later than 120 calendar days after the arbitrator is appointed and shall continue from day to day until completed.

                  (iii) The arbitrator shall issue his or her award in writing no later than 20 calendar days after the conclusion of the hearing. The arbitration award shall be final and binding regardless of whether any party fails or refuses to participate in the arbitration. The arbitrator is empowered to hear and determine all disputes between the parties hereto concerning the subject matter of this Agreement, and the arbitrator may award money damages (but specifically not punitive damages), injunctive relief, rescission, restitution, costs, and attorneys' fees. The arbitrator shall not have the power to amend this Agreement in any respect.

                  (iv) In the event that any party serves a proper demand for arbitration under this Agreement, all parties may pursue discovery in accordance with the Rules of Civil Procedure of the State of New York the provisions of which are incorporated herein by reference, with the following exceptions: (A) the parties hereto may conduct all discovery, including depositions for discovery purposes, without leave of the arbitrator; and (B) all discovery shall be completed no later than the commencement of the arbitration hearing or 120 calendar days after the date that a proper demand for arbitration is served, whichever occurs earlier, unless upon a showing of good cause the arbitrator extends or shortens that period.

                  SECTION 7.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 7.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      HEMASURE INC.

                                      By:  /s/ John F. McGuire, III
                                          --------------------------------------
                                           Name:  John F. McGuire, III
                                           Title: President

                                      COBE LABORATORIES, INC.

                                      By:  /s/ Edward C. Wood, Jr.
                                          --------------------------------------
                                           Name:  Edward C. Wood, Jr.
                                           Title: Vice President